Cover Letter to Offer to Repurchase

IF YOU DO NOT WANT TO SELL YOUR UNITS OF BENEFICIAL

INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY A NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

AMG PANTHEON MASTER FUND, LLC

c/o AMG FUNDS LLC

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

August 10, 2026

Dear Member:

This letter serves to inform you of important dates relating to a repurchase offer by AMG Pantheon Master Fund, LLC (the “Fund”). If you are not interested in tendering your units of beneficial interest in the Fund (“Units”) for repurchase at this time, please disregard this notice and take no action.

Please note that the sale of your Units may be subject to income and transfer taxes.

The tender offer period will begin on August 10, 2026 and end at 11:59 p.m., Eastern Time, on September 4, 2026 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to members of the Fund (“Members”). Units may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Units for any reason, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR UNITS AT THIS TIME.

Should you wish to tender all or some of your Units during this tender offer period, please complete the enclosed Letter of Transmittal and return it to the Fund by e-mail (Pantheontenders2image@bnymellon.com), mail (AMG Pantheon Master Fund, LLC, P.O. Box 534417, Pittsburgh, PA 15253-4417), overnight mail (AMG Pantheon Master Fund, LLC, Attn: 534417, AIM 154-0520, 1350 Penn Avenue, Suite 102, Pittsburgh, PA 15222) or fax ((833) 286-8165), as instructed in the Letter of Transmittal. All tenders of Units must be received in good order by the Fund’s administrator by 11:59 p.m., Eastern Time, on September 4, 2026.

All Members tendering Units should carefully review their Letter of Transmittal and follow the delivery instructions therein.

If you tender Units and the Fund purchases those Units, the Fund will effect payment for those Units by issuing cash or a non-interest-bearing, uncertificated debt obligation entitling you to a single payment equal to 100% of the unaudited net asset value of the Units tendered and accepted for purchase by the Fund, determined as of the Valuation Date, which, unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, will be paid to you on or before the later of 30 days after the Valuation Date or, if the Fund has requested redemptions of all or a portion of its investments in underlying investment funds in order to fund its purchase of Units, 10 business days after the Fund has received at least 90% of the aggregate redemption amount from its investments in such underlying investment funds.

If more than 12,148,307 Units are tendered to the Fund before the expiration of the repurchase offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept the additional Units permitted to be accepted pursuant to Rules 13e-4(f)(1) and 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the repurchase offer, if necessary, and increase the number of Units that the Fund is offering to purchase to a number it believes sufficient to accommodate the excess Units tendered, as well as any Units tendered during the extended repurchase offer period; or (c) accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Units. The unaccepted portion of any tender of Units made by a Member pursuant to the tender offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Member that wishes to have the Fund repurchase Units that were not accepted for repurchase in connection with this tender offer may again tender those Units in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call (877) 355-1566.

Sincerely, AMG Pantheon Master Fund, LLC